Exhibit 10.12

Stock Option Plan C

Auris Medical AG

Falknerstrasse 4

4001 Basel

1. Purpose

The purpose of this Stock Option Plan C (hereinafter referred to as the “Plan”) is to recruit, retain and motivate persons in key positions at Auris Medical AG as well as key service providers by offering additional incentives to achieve a high level of corporate performance.

The Stock Option Plan C will replace Stock Option Plan A for any future option grants effective as from April 5, 2013.

2. Definitions

a)	“Option Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and conditions applicable to options granted under the Plan;

b)	“Board of Directors” means the Board of Directors of the Company;

c)	“Company” means Auris Medical AG, in Basel;

d)	“Company’s stock” means registered shares of the Company with a nominal value of CHF 10 each;

e)	“Exercise Price” means the price at which stock of the Company may be purchased by a Participant pursuant to options granted under the Plan;

f)	“Participants” eligible for awards under the Plan are directors, employees, advisors and agents of the Company as defined by the Board of Directors (individually “Participant”);

g)	“Shareholders’ Agreement” means the agreement entered into by and among the shareholders of the Company on April 5, 2013.

3. Stock Option Rights

Stock options granted under the Plan give the Participants the right to purchase shares of the Company under the terms and conditions set forth in the Option Agreement.

4. Availability of Company’s Stock

Subject to the Articles of Incorporation of the Company, the provisions of the present Plan and any other existing applicable regulations, the Board of Directors shall, in its sole discretion, determine the mode and conditions under which stock of the Company is made available to satisfy the purposes of the Plan.

5. Extent and Timing of the Option Grant

Subject to the provisions of the Plan, the Board of Directors may, upon proposal made by the CEO but in its sole discretion, select among all eligible Participants those to whom options shall effectively be granted. A grant of options in one year shall not preclude a grant of additional options in subsequent years. Likewise, a grant of options in one year shall not entitle a Participant to a grant of options in subsequent years.

The number of options to be granted in each year is determined by the Board of Directors in its sole discretion.

6. Option Agreements / Date of Grant

Options granted to an eligible Participant in any given year shall be granted by an Option Agreement that specifies in particular:

•	the number of options granted;

•	the exercise price;

•	the duration of the options;

•	the vesting period;

•	the exercise terms and conditions; and

•	such other provisions as the Board of Directors shall determine.

Option Agreements shall be dated and signed by the Participant and returned to the Board of Directors of the Company within 30 days of receipt. By signing the Option Agreements, the Participant accepts to be granted options subject to the terms and conditions of the Plan.

The Option Agreement shall not form part of any contract of employment between the Company and the Participant.

The date of the Option Agreement which, in principle, shall not be earlier than six (6) months after beginning of the employment or mandate between the Company and the Participant, is deemed to correspond to the date of grant of the options, save any earlier deemed date of grant fixed by the Board of Directors, in its sole discretion.

7. Terms and Conditions

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Board of Directors shall deem desirable. The Board of Directors of the Company retains the right, in its absolute discretion but under exceptional circumstances only, to grant options subject to terms and conditions different from those set forth in the Plan, in particular in this Section 7 of the Plan.

7.1 Option Price

Unless otherwise provided in the Option Agreement, options are granted to Participants free of charge.

7.2 Duration

Subject to Section 7.4, options granted under the Plan shall expire six (6) years after the date of grant. The Company shall not be held responsible for any consequences pertaining to such expiration.

7.3 Vesting Period and Earliest Date of Exercise

The options granted under the Plan are vesting after 4 (four) years. Cases where vesting is accelerated are reserved (see Section 7.4 below).

7.4 Acceleration of Vesting

In case of (i) a change of control, defined as transaction following which one party (or several parties acting together) acquires more than 51% of the voting rights of the Company, and, cumulatively (ii) a subsequent termination of a Participant’s employment agreement without cause during the vesting period, any option of such Participant, even if not vested as per Section 7.3 above, shall vest as from the written termination of said employment agreement and shall become immediately exercisable upon vesting.

7.5 Exercise Price

The Exercise Price of each option granted under the Plan shall be defined in the Option Agreement. It shall amount to not less than the pro rata valuation of the Company in its last financing round.

Each option shall pertain to one share only.

7.6 Adjustments upon Changes in Capital Structure

Subject to any required actions by the shareholders of the Company, the number of shares covered by each outstanding option respectively the exercise price of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares.

In case of a subscription rights offering with a discounted subscription price, the exercise price for all outstanding options shall be adjusted according to generally accepted formulas adopted by the Board of Directors.

Any adjustment under this section shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive, save obvious mathematical mistakes.

7.7 Exercise Procedure

A Participant may exercise the options granted to him under the Plan by giving written notice (by registered mail) of such exercise to the Board of Directors which shall constitute the Participant’s binding agreement to pay the Exercise Price, and which shall also contain the express written adherence to the Shareholders’ Agreement as per Section 10 below.

The date upon which such written notice is sent to the Company shall be deemed to be the exercise date for the option.

7.8 Financing

The financing of the Exercise Price is the sole concern of the Participant.

8. Non-transferability of Options

Except as specifically authorized by the Board of Directors or the Plan, options and Option Agreements shall not be assignable or transferable by the Participant, including to other employees of the Company. Any attempted or executed assignment or transfer of an option or Option Agreement shall be null and void.

The transfer of options by reason of death or disability is reserved.

9. Restricted Transferability of the Shares acquired upon Exercise of the Options

The shares acquired upon exercise of the options will be registered shares each of nominal value of CHF 10 and subject to a restriction of transferability, as provided for by the Articles 685 and seq. of the Swiss Code of Obligations, the Articles of association of the Company and the Shareholders’ Agreement.

10. Adherence to the Shareholders’ Agreement

Any effective exercise of the options shall be subject to full adherence by express written consent from the Participant to the Shareholders’ Agreement executed on April 5, 2013 or to any subsequent shareholder’s agreement, and from such date of adherence, said Participant shall have all rights and obligations of a Shareholder, as defined by the Shareholders’ Agreement in its current version.

11. Termination of Employment

11.1

Except for the provisions under 7.4, in case of termination of the employment or agency / mandate agreement by a Participant or the Company during the vesting period, all unvested option held by such Participant upon the date of effect of such termination shall terminate, without compensation, payment or liability on the part of the Company, such termination being effective as of the date of the termination of the employment or agency / mandate agreement.

11.2

In case of termination of the employment by reason of death or permanent disability (recognized as such permanent disability by Swiss social security authorities and, in any case, evidenced to the satisfaction of the Board of Directors as causing the employment termination) of the Participant, only 50% of all unvested option held by such Participant shall terminate as per 11.1.

12. Amendments

The Board of Directors shall have the authority at any time to make amendments as necessary to carry out the purposes of the Plan. In no case shall the Board of Directors have the authority to amend the Plan to deprive any Participant of any earned benefit under the Plan.

13. Interpretation

Any question arising as to the interpretation of this Plan shall be in the full discretionary authority of the Board of Directors whose decision shall be final, conclusive and binding.

14. Miscellaneous

No Participant or employee of the Company shall have any claim or right to be granted an option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or employee any right to be retained by the Company.

15. Entry into force

The Plan is deemed to correspond to the specific Company regulations provided for by the Article 3b of the Articles of Incorporation of the Company, which allows the Board of Directors to determine the conditions under which options may be granted.

The Plan shall be effective as of April 5, 2013.

Basel, April 22, 2013

For the Board of Directors

Thomas Meyer, Chairman

Wolfgang Arnold
(secretary)